Exhibit 99.1

MeiraGTx Appoints Accomplished Healthcare Portfolio Manager Alan M. Sebulsky to Board of Directors

LONDON and NEW YORK, September 23, 2026 (GLOBE NEWSWIRE) -- MeiraGTx Holdings plc (NASDAQ: MGTX), a vertically integrated, clinical stage genetic medicines company, today announced the appointment of Alan M. Sebulsky to its Board of Directors.

Mr. Sebulsky is a veteran healthcare portfolio manager and biopharmaceutical investment analyst with more than 40 years of experience in public company investment, financial strategy, portfolio evaluation and growth, and board leadership. Mr. Sebulsky most recently served as Partner and Portfolio Manager at Adage Capital Management for the past 14 years, where he led a team overseeing a diversified biopharmaceutical portfolio with over $2 billion in assets. Prior to this, he founded Apothecary Capital, an asset management firm focused on investments across the healthcare and biopharmaceutical sectors. He reestablished Apothecary in April 2026 and currently serves as the Managing Member.

Mr. Sebulsky currently serves on the Board of Directors of Parabilis Medicines, Inc. and previously served on the Boards of Directors and Audit Committees for both Jazz Pharmaceuticals and Arrow International, two publicly traded healthcare companies, and on the boards of three private healthcare companies in which Apothecary Capital invested. In these roles, he worked closely with company leadership to advance portfolio, commercial and business strategy.

Mr. Sebulsky holds an M.S. in finance and a B.B.A. in finance and economics from the University of Wisconsin–Madison.

“We are delighted to welcome Alan to our Board of Directors,” said Alexandria Forbes, Ph.D., president and chief executive officer of MeiraGTx. “I have known Alan for 25 years and I have always had the highest respect for him both professionally and personally. His decades of investing in and working with biopharmaceutical companies brings a valuable perspective to the board which is particularly important as we continue to transform MeiraGTx into a commercial company.”

Keith Harris, Chairman of the Board of Directors of MeiraGTx, added, “I am pleased that Alan is joining our board. He brings an extensive wealth of knowledge of our sector and public company experience. We look forward to his invaluable assistance in helping the further growth of our Company.”

About MeiraGTx

MeiraGTx (Nasdaq: MGTX) is a vertically integrated, clinical-stage genetic medicines company with a broad pipeline with four late-stage clinical programs. Each of these programs use local delivery of small doses resulting in disease modifying effects in both inherited and more common diseases, in the eye, radiation-induced xerostomia, and Parkinson’s disease. MeiraGTx uses its innovative technology in optimization of capsids, promoters and novel translational control elements to develop best in class, potent, safe viral vectors. MeiraGTx’s broad pipeline is supported by end-to-end in-house manufacturing. MeiraGTx has built the most comprehensive manufacturing capabilities in the industry, including two that are licensed for GMP viral vector production and a GMP QC facility with clinical and commercial licensure. In addition, MeiraGTx has developed a proprietary manufacturing platform process over 10 years based on more than 20 different viral vectors with leading yield and quality aspects and commercial readiness. Uniquely, MeiraGTx has developed a novel technology for in vivo delivery of any biologic therapeutic using oral small molecules. This transformative riboswitch gene regulation technology allows precise, dose-responsive control of gene expression by oral small molecules. MeiraGTx is focusing the riboswitch platform on the regulated in vivo delivery of metabolic peptides, including GLP-1, GIP, Glucagon, Amylin, PYY and Leptin, as well as cell therapy, CAR-T for liquid and solid tumors and autoimmune diseases, and additionally PNS targets addressing long term intractable pain. MeiraGTx has developed the technology to apply genetic medicine to common diseases, increasing efficacy, addressing novel targets, and expanding access in some of the largest disease areas where the unmet need remains high.

For more information, please visit www.meiragtx.com.

Contacts

Investors:

MeiraGTx

Investors@meiragtx.com

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Media:

Jordyn Temperato

LifeSci Communications

jtemperato@lifescicomms.com